UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15 (D) OF THE SECURITIES EXCHANGE ACT OF 1934

                        COMMISSION FILE NUMBER 333-06561

           HOST MARRIOTT SERVICES CORPORATION NON-EMPLOYEE DIRECTORS'
                        DEFERRED STOCK COMPENSATION PLAN
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             (Exact name of registrant as specified in its charter)

                              6600 ROCKLEDGE DRIVE
                            BETHESDA, MARYLAND 20817
                                 (301) 380-7000
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                 HOST MARRIOTT SERVICES CORPORATION COMMON STOCK
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            (Title of each class of securities covered by this Form)

                                      NONE
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

   Rule 12g-4 (a) (1) (i)      [X]             Rule 12h-3 (b) (1) (i)    [X]
   Rule 12g-4 (a) (1) (ii)     [ ]             Rule 12h-3 (b) (1) (ii)   [ ]
   Rule 12g-4 (a) (2) (i)      [ ]             Rule 12h-3 (b) (2) (i)    [ ]
   Rule 12g-4 (a) (2) (ii)     [ ]             Rule 12h-3 (b) (2) (ii)   [ ]
                                               Rule 15d-6                [ ]

Approximate number of holders of record as of the certification or notice date:0

Pursuant to the requirements of the Securities Exchange Act of 1934 HMSHost Corporation (formerly known as Host Marriott Services Corporation) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:     JUNE 16,2000                            By:  /S/ JOE P. MARTIN, ESQ.
       ------------------                              -----------------------
                                                         Joe P. Martin, Esq.

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the personal signing the form shall be typed or printed under the signature.